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Exhibit 99.1

NEWS RELEASE
Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547 Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. APPOINTS SIX
INDEPENDENT DIRECTORS TO ITS BOARD

        HOUSTON—December 9, 2004—Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that its board of directors has appointed Scott A. Griffiths and Michael L. Johnson to its board, bringing Copano Energy's total board membership to eight. The board of directors has determined that Messrs. Griffiths and Johnson satisfy the independence standards of The Nasdaq National Market and the Securities and Exchange Commission. In addition to Messrs. Griffiths and Johnson, Copano Energy's other independent directors include James G. Crump, Ernie L. Danner, T. William Porter, III and William L. Thacker, each of whom was appointed to the board in November 2004 in connection with Copano Energy's initial public offering.

        "We are honored that six highly accomplished independent directors have joined Copano's board," stated John R. Eckel, Jr., Chairman and Chief Executive Officer of Copano Energy. "Their extensive experience in corporate governance and in the energy industry will be invaluable as we commence life as a public company and work to grow our business."

        James G. Crump, age 64, is the Chairman of the Audit Committee and a member of the Conflicts Committee. He began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of Pricewaterhouse Coopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

        Ernie L. Danner, age 50, is the Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner currently serves as Executive Vice President and as a director of Universal Compression Holdings Inc. as well as President of the Latin America Division of a natural gas compression service company subsidiary of Universal Compression. Mr. Danner joined Universal Compression in 1998 as its Chief Financial Officer. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

        Scott A. Griffiths, age 50, is a member of the Nominating and Governance Committee and the Compensation Committee. Mr. Griffiths has served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company since 2003. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in geology from Indiana University.

        Michael L. Johnson, age 54, is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow from Alfred P. Sloan School of Business, M.I.T.

        T. William Porter, III, age 63, is the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He also serves as a director of Cal Dive International, Inc. and as a director of U.S. Concrete, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

        William L. Thacker, age 59, is Chairman of the Compensation Committee and member of the Nominating and Governance Committee. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in 1992 as President, Chief Operating Officer and as a director. He was elected Chief Executive Officer of Texas Eastern Products Pipeline Company in 1994 and in 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in 2002. Mr. Thacker is also a member of the board of directors of Pacific Energy GP, Inc., the general partner of Pacific Energy Partners, L.P. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

        Copano Energy's two remaining directors are John R. Eckel, Jr., its Chairman and Chief Executive Officer, and Robert L. Cabes, Jr., a Principal in CSFB/Global Energy Partners. Messrs. Eckel and Cabes have served as members of Copano Energy's board since 2001.

        Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and processing assets in the Texas Gulf Coast region.

        This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company's actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano's Securities and Exchange Commission filings.

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  Exhibit 99.1